July 16, 2004


The Board of Directors of
  Altair Nanotechnologies Inc.
1725 Sheridan Avenue, Suite 140
Cody, Wyoming  82414


Dear Sirs/Mesdames:


Re:      Registration Statement on Form S-3

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the "Corporation"), in connection with the preparation of the Corporation's Registration Statement on Form S-3, File No. 333-117125, (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of up to 3,600,000 common shares (the "Common Shares") of the Corporation for sale from time to time by the selling shareholders identified in the Registration Statement. In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

         1. the 1,875,000 Common Shares described in the Registration Statement as being issued and outstanding have been legally issued as fully paid and non-assessable shares; and

         2. assuming such Common Shares are issued in compliance with the terms and conditions of the governing warrants, including receipt of the exercise price specified in the governing warrants, 1,750,000 Common Shares described in the Registration Statement as being issuable upon the exercise of warrants to purchase common shares, will, when issued, be legally issued as fully paid and non-assessable shares.

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We hereby  consent to the  reference  to our firm under  "Legal  Matters" in the prospectus which constitutes a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,


/s/ Goodman and Carr LLP
-------------------------

JG:jm








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